EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)
	Year Ended December 31,					Nine Months Ended September 30,
(dollars in thousands)	2013	2014	2015	2016	2017	2017		2018
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,245	$384,213	$636,117	$709,253	$299,616	$360,628		$339,398
Fixed charges	460,918	485,762	498,253	536,607	487,752	359,613		381,027
Capitalized interest	(6,700)	(7,150)	(8,670)	(16,943)	(13,489)	(10,033)		(6,357)
Amortized premiums, discounts and capitalized expenses related to indebtedness	4,142	2,427	2,586	1,681	10,359	7,825		7,553
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	6,770	(147)	(4,799)	(4,267)	(17,839)	(7,735)		(13,539)
Earnings	$567,375	$865,105	$1,123,487	$1,226,331	$766,399	$710,298		$708,082

Fixed charges:
Interest expense(1)	$458,360	$481,039	$492,169	$521,345	$484,622	$357,405		$382,223
Capitalized interest	6,700	7,150	8,670	16,943	13,489	10,033		6,357
Amortized premiums, discounts and capitalized expenses related to indebtedness	(4,142)	(2,427)	(2,586)	(1,681)	(10,359)	(7,825)		(7,553)
Fixed charges	$460,918	$485,762	$498,253	$536,607	$487,752	$359,613		$381,027

Consolidated ratio of earnings to fixed charges	1.23	1.78	2.25	2.29	1.57	1.98		1.86

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,245	$384,213	$636,117	$709,253	$299,616	$360,628		$339,398
Fixed charges	460,918	485,762	498,253	536,607	487,752	359,613		381,027
Capitalized interest	(6,700)	(7,150)	(8,670)	(16,943)	(13,489)	(10,033)		(6,357)
Amortized premiums, discounts and capitalized expenses related to indebtedness	4,142	2,427	2,586	1,681	10,359	7,825		7,553
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	6,770	(147)	(4,799)	(4,267)	(17,839)	(7,735)		(13,539)
Earnings	$567,375	$865,105	$1,123,487	$1,226,331	$766,399	$710,298		$708,082

Fixed charges:
Interest expense(1)	$458,360	$481,039	$492,169	$521,345	$484,622	$357,405		$382,223
Capitalized interest	6,700	7,150	8,670	16,943	13,489	10,033		6,357
Amortized premiums, discounts and capitalized expenses related to indebtedness	(4,142)	(2,427)	(2,586)	(1,681)	(10,359)	(7,825)	1	(7,553)
Fixed charges	460,918	485,762	498,253	536,607	487,752	359,613		381,027
Preferred stock dividends	66,336	65,408	65,406	65,406	49,410	37,734		35,028
Combined fixed charges and preferred stock dividends	$527,254	$551,170	$563,659	$602,013	$537,162	$397,347		$416,055

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.08	1.57	1.99	2.04	1.43	1.79		1.70

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.